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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                     Computer Associates International, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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        pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                                EXPLANATORY NOTE

Computer Associates International, Inc., a Delaware corporation ("Computer Associates", "CA" or the "Company"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on August 8, 2001 in connection with the solicitation of proxies for electing the board of directors of Computer Associates at the 2001 annual meeting of Computer Associates' stockholders.

THE FOLLOWING INFORMATION WAS DISTRIBUTED BY CA TO CERTAIN ASIAN NEWS
ORGANIZATIONS:

                              INFORMATION FOR MEDIA

PROXY FIGHT INFORMATION:

o A proxy fight occurs when an outsider attempts to gain control of a company by replacing the company's board of directors with its own slate. The insurgent (the person or company that wants to take over the target company) tries to persuade the shareholders of the target company that the present directors of the company should be removed when they vote at the company's annual meeting of shareholders. The insurgent can launch the proxy fight without buying any of the company's stock.

o Sam Wyly, through his company Ranger Governance (the insurgent), is attempting to take over Computer Associates (the target company) by having a new slate of ten directors that he has assembled elected at CA's annual meeting of shareholders on August 29, 2001. CA's entire ten member Board of Directors is standing for re-election.

o Sam Wyly owns only 100 shares of CA common stock outright, but he still has the right to solicit CA shareholders and attempt to persuade them to vote for his slate of directors instead of the company's candidates.

o Both CA and Ranger Governance have filed Proxy Statements with the U.S. Securities and Exchange Commission. A proxy statement is required to be provided to shareholders before they vote by proxy on company matters. Voting by proxy occurs because most shareholders do not attend the annual meeting.

o Both CA and Ranger Governance have mailed "fight letters" to CA shareholders and posted "fight ads" in newspapers. In these letters and ads, CA is offering reasons why the current slate of directors should not be removed and Wyly is arguing that the current slate should be removed.

o CA's largest shareholder, Walter Haefner, as well as management/employees, which together own about 30% of the stock, have already pledged their support in favor of the current Board of Directors.


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                    WHY CA BELIEVES SHAREHOLDERS WILL REJECT
                       MR. WYLY AND HIS SLATE OF DIRECTORS

WYLY'S LACK OF COMMITMENT TO CA AND ITS SHAREHOLDERS:

o Mr. Wyly owns a mere 100 shares (of the more than 570 million shares outstanding) of CA shares. He does not have a large financial stake in what he is proposing.

o Mr. Wyly announced he will release to the public a proprietary CA customer survey, which contains significant marketing recommendations and business strategies that could hurt CA and help CA's competitors. We think this shows his true disregard for CA shareholder interests.

WYLY'S PLAN:

o Wyly plans to break up CA into four separate businesses. We think dividing CA into four separate businesses simply does not make sense, and employees, shareholders, and people on Wall Street know it. Among other things, two-thirds of CA customers use multiple products across focus areas. Additionally, dividing CA would create more bureaucracy, increase infrastructure costs, and reduce development and sales coordination.

o Mr. Wyly proposes promoting from within or recruiting four separate CEOs and management teams to operate the business groups. He does not identify these executives, which essentially means that investors are relying on Wyly and his nominees to pick the right people. This, despite the fact that he has no experience running a company the size of CA. His four CEOs would not serve on the Board of Directors, which is critical as senior officers have more company knowledge and experience than anyone on the Board and are essential to long-term growth and development of CA's business strategy.

WYLY'S PAST BUSINESS PRACTICES:

o Mr. Wyly was sued by the SEC in 1979 and signed a consent decree over issues tied to his recapitalization plan for Wyly Corp. Wyly was accused of failing to disclose that he provided financing to certain investors so that they could buy outstanding company debt and exchange it for common stock.

o In 1998, CalPERS, the California state employees' retirement fund (the nation's largest public pension fund at that time) put Michaels Stores (which Wyly was Chairman of until July 2001) on a list of companies with the worst corporate governance practices, pointing to excessive executive compensation packages and a Board of Directors dominated by Wyly family interests.

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o     Michaels Stores recently settled a lawsuit brought by assistant store managers who claimed the Company violated California laws by not paying them overtime compensation.

WYLY'S QUESTIONABLE RESEARCH:

o Mr. Wyly commissioned and publicized a research study about customer satisfaction with the research firm Penn, Schoen & Berland Associates. After questions were raised about the methodology used in the study, the research disappeared from Mr. Wyly's website and proxy materials.


August 2001